Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Endo International plc of our report dated March 20, 2013, relating to the consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period January 1, 2012 through September 28, 2012 (Predecessor) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation) appearing in the Current Report on Form 8-K of Endo International plc filed on June 2, 2015.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

June 15, 2015